C O T Y

Laurent Mercier

Amsterdam, 14 June 2022

Subject: Your new compensation

Dear Laurent,

With reference to your conversation with Sue Nabi, and as approved by the RNC, we are happy to confirm that your compensation is revised.
From June 1st, 2022, your base salary will increase to 750,000€ per annum, including 8% holiday allowance.
For your information, the Remuneration and Nomination Committee of the Board of Directors of Coty has approved, upon the recommendation of the CEO of Coty, to increase your annual ELTIP (as hereinafter defined) award comprised of restricted stock units (RSUs) from a value of USD$1,350,000 to a value of USD$1,800,000, the number of RSUs being calculated as the award value divided by the 30-day average stock price prior to the grant date. Upon vesting, each Restricted Stock Unit shall give you the right to receive one (1) share of Class A Common Stock in accordance with the terms of the Coty Equity & Long Term Incentive Plan (the "ELTIP"). As a reminder, the ELTIP is governed by the applicable terms and conditions of the ELTIP (as amended from time to time) and the applicable award agreement including the vesting schedule contained therein. All grants remain subject to the discretion of the Board of Directors of Coty or a committee thereof.
Except as expressly set forth in this amendment, all other elements of your Existing Employment Arrangement will remain unchanged.
Thank you for all your commitment and contribution so far and we look forward to a further exciting and successful collaboration in the future.
To properly formalize your consent to this amendment, we thank you to sign this letter where indicated below.
Best Regards,

Coty Management B.V.

/s/ Jaap Bruinsma

Jaap Bruinsma
Senior HR Director Global HQ & Benelux

In agreement
Laurent Mercier
/s/ Laurent Mercier